Exhibit 10.23

6/16/2008 Revised

Mike Modak

21 Laurel Mountain Way

Califon, NJ 07830

Dear Mike:

We are pleased to offer you the position of Chief Commercial Officer at Momentive Performance Materials located in Albany, NY. For this position, you are offered a gross annual salary of $400,000 (this quoted pay rate is for convenience and is not intended as a guarantee of employment for any fixed period). You will also be eligible for Momentive’s bonus plan in which you will have a target bonus of 60% of your annual salary. For 2008, your bonus will be $180,000 unless 1) you voluntarily resign or are terminated for cause prior to the April ’09 payment date in which case you will not receive a bonus or 2) your employment is terminated for other reasons in which case your bonus will be pro-rated for the period 1/1/08 through your last day worked.

Your offer additionally includes a sign-on bonus of $400,000 (gross) which will be paid as follows: the first 1/3 upon your commencement of work for Momentive, the second 1/3 at 12 months and the third 1/3 at 24 months. The second and third payments will be made unless you have voluntarily resigned or are terminated for cause. You will be eligible for 4 weeks annual vacation for the period up to your tenth anniversary, at which time you will assume the standard Momentive Vacation allowance in effect at that time. As an employee, you will be eligible to participate in Momentive’s comprehensive package of benefit plans effective upon your start date. This offer also includes severance benefits in the case of termination without cause which would entitle you to stay on the Company’s payroll at your salary then in effect including benefits (health, life insurance, etc.) for up to one year or until you begin full-time employment with another employer, whichever event occurs first. These severance benefits would be contingent on your execution of a separation agreement and general release of claims against the Company.

To assist with your relocation to the Albany, NY area, you will be eligible for Momentive’s U.S. Homeowners Relocation Benefits for new employees. Details of this relocation program are outlined in the attached Summary of Benefits. You will be contacted by a relocation consultant from Cartus, our relocation provider to assist you with your move.

This offer is contingent upon certain conditions described in the enclosed “ACKNOWLEDGMENT – CONDITIONS OF EMPLOYMENT,” which you need to sign and return according to the instructions on the form. One of the requirements is a pre-placement drug-screening test. Our Medical Center will contact you to schedule a drug screen.

We are looking forward to you joining our organization and believe that this position will provide you with the kind of challenge and career growth you are seeking.

If you have any questions, please contact me at 203-761-1925.

Sincerely,

/s/ Edward Stratton
Edward Stratton Global Human Resources Leader

260 Hudson River Road Waterford, NY 12188	T 518-233-5028

ACKNOWLEDGMENT - CONDITIONS OF EMPLOYMENT

Instructions: please read the contents of this ACKNOWLEDGMENT and the documents it references carefully. Your offer of employment is contingent upon your acceptance of the conditions of employment described below. If you accept those conditions, please sign in the space provided at the bottom of this form and fax it to Ed Stratton at 1-203-761-1991.

1.	I acknowledge that the offer of employment made to me is contingent upon meeting all employment requirements, including but not limited to the following:

•

my successful completion of a pre-employment background investigation, including my signature on and return of the background investigation Acknowledgment and Authorization form prior to start of employment;

•	the successful completion of a pre-placement medical evaluation based on the requirements to perform the position (as applicable), including a drug screen;

•

proof of legal authorization to work in the United States. In that regard, within three business days of reporting to work, I will produce certain documents that will establish my identity and work eligibility. Such documents are listed in the attached, “List of Acceptable Documents”;

•	my completion of the enclosed Employment Application;

2.	I acknowledge that the statement of an annual salary in the offer letter is for convenience of computation only and does not imply a guarantee of employment for any specific period, and that as indicated in the Company’s employment application, all employment with the Company is at will.

3.	I understand and agree that in the event I use any vacation days that are more than the amount to which I am entitled, the Company will seek reimbursement through payroll deductions or other means.

4.	I acknowledge that should my employment terminate before my tenth anniversary, I will not be entitled to payment of any supplementary vacation time, but will be paid my accrued, but unused vacation according to Momentive’s standard vacation allowance.

5.	Upon employment you will also be required to understand and acknowledge that you will agree to comply with all Momentive Performance Materials human resources and compliance requirements and policies.

6.	I agree to and understand all elements of the Momentive Relocation Benefits program which has been offered to me and which is outlined in the attached Benefit Policy Summary. I also agree to repay 100% of all relocation expenses and sign-on bonus if I resign or if I am terminated for cause within 24 months of hire date.

7.	I accept the conditions of employment described above:

Signature: /s/ Mike Modak     Print Name: Mike Modak     Date: 6-17-2008

260 Hudson River Road Waterford, NY 12188	T 518-233-5028